EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of United Development Funding IV and to the incorporation by reference therein of our report dated April 15, 2014 with respect to the consolidated financial statements of United Development Funding IV included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Whitley Penn LLP

Dallas, Texas

August 4, 2014